Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-107683, No. 333-61503, No. 33-61612 and No. 333-129887) pertaining to the Sport Chalet, Inc. Employee Retirement Savings Plan and the Sport Chalet, Inc. 1992 Incentive Award Plan, and the 2004 Equity Incentive Plan of our report dated May 21, 2004, with respect to the consolidated financial statements and schedule of Sport Chalet, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2006.

/s/ Ernst & Young LLP

Los Angeles, California
June 19, 2006